EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STURM, RUGER & COMPANY, INC. REPORTS FIRST QUARTER

DILUTED EARNINGS OF 40¢ PER SHARE AND

DECLARES QUARTERLY DIVIDEND OF 16¢ PER SHARE

SOUTHPORT, CONNECTICUT, May 7, 2024--Sturm, Ruger & Company, Inc. (NYSE-RGR) announced today that for the first quarter of 2024, net sales were $136.8 million and diluted earnings were 40¢ per share. For the corresponding period in 2023, net sales were $149.5 million and diluted earnings were 81¢ per share.

The Company also announced today that its Board of Directors declared a dividend of 16¢ per share for the first quarter for stockholders of record as of May 20, 2024, payable on June 7, 2024. This dividend varies every quarter because the Company pays a percentage of earnings rather than a fixed amount per share. This dividend is approximately 40% of net income.

Chief Executive Officer Christopher J. Killoy commented on the first quarter of 2024, “Although the overall firearms market declined in the first quarter, demand for several of our product families remained strong, including many of our recently introduced products:

•	75th Anniversary Mark IV Target pistol,

•	75th Anniversary 10/22 rifles,
•	75th Anniversary LCP MAX pistol,
•	American Rifle Generation II family of rifles,
•	Mini-14 Tactical with side-folding stock, and
•	LC Carbine chambered in .45 Auto.

This drove our sales increase from the fourth quarter and the strong distributor sell-through of our products to retail and resulted in significant reductions in both our finished goods inventory and the inventory of our products at distributors during the first quarter. We will continue to shift resources to increase production and better capitalize on these areas of demand.”

Mr. Killoy continued, “We recently executed a variety of strategic moves aimed at ensuring our long-term success and continued leadership in an ever-evolving firearms market. This involved reorganizing specific aspects of our business to achieve greater efficiency and productivity. Consequently, we undertook a reduction in force that impacted about 80 of our employees, approximately half of which were reassigned to manufacturing positions. This reduction in force resulted in a severance expense of $1.5 million in the first quarter and will result in annualized savings of approximately $9 million. As we focus on these goals, we will continue to pursue opportunities to consolidate functions and reduce or eliminate investment where possible.”

Mr. Killoy made the following observations related to the Company’s first quarter 2024 performance:

•	The estimated unit sell-through of the Company’s products from the independent distributors to retailers increased 1% in the first quarter of 2024 compared to the prior year period. For the same period, NICS background checks, as adjusted by the National Shooting Sports Foundation, decreased 4%.

•	Sales of new products, including the Security-380 pistol, Super Wrangler revolver, Marlin lever-action rifles, LC Carbine, Small-Frame Autoloading Rifle, and American Centerfire Rifle Generation II represented $42 million or 32% of firearm sales in the first quarter of 2024, an increase from $30 million or 21% of sales in the first quarter of 2023. New product sales include only major new products that were introduced in the past two years.

•	Our profitability declined in the first quarter of 2024 from the first quarter of 2023 as our gross margin decreased from 26% to 21%. The lower margin was driven by:

o	a product mix shift toward products with relatively lower margins that remain in relatively stronger demand,

o	unfavorable deleveraging of fixed costs resulting from decreased production and sales, and

o	inflationary cost increases in materials, commodities, services, energy, fuel and transportation.

•	During the first quarter of 2024, the Company’s finished goods inventory and distributor inventories of the Company’s products decreased 30,900 units and 51,300 units, respectively.

•	Cash provided by operations during the first quarter of 2024 was $7.3 million. At March 30, 2024, our cash and short-term investments totaled $115.3 million. Our current ratio is 5.2 to 1 and we have no debt.

•	In the first quarter of 2024, capital expenditures totaled $1.8 million related to new product introductions, upgrades to our manufacturing equipment and facilities. We expect our 2024 capital expenditures to approximate $15 million.

•	In the first quarter of 2024, the Company returned $7.3 million to its shareholders through;

o	the payment of $4.1 million of quarterly dividend, and

o	the repurchase of 75,024 shares of its common stock in the open market at an average price of $42.89 per share, for a total of $3.2 million.

•	At March 30, 2024, stockholders’ equity was $332.0 million, which equates to a book value of $19.08 per share, of which $6.63 per share was cash and short-term investments.

Today, the Company filed its Quarterly Report on Form 10-Q for the first quarter of 2024. The financial statements included in this Quarterly Report on Form 10-Q are attached to this press release.

Tomorrow, May 8, 2024, Sturm, Ruger will host a webcast at 9:00 a.m. ET to discuss the first quarter 2024 operating results. Interested parties can listen to the webcast via this link or by visiting Ruger.com/corporate. Those who wish to ask questions during the webcast will need to pre-register prior to the meeting.

The Quarterly Report on Form 10-Q for the first quarter of 2024 is available on the SEC website at SEC.gov and the Ruger website at Ruger.com/corporate. Investors are urged to read the complete Quarterly Report on Form 10-Q to ensure that they have adequate information to make informed investment judgments.

About Sturm, Ruger & Co., Inc.

Sturm, Ruger & Co., Inc. is one of the nation's leading manufacturers of rugged, reliable firearms for the commercial sporting market. With products made in America, Ruger offers consumers almost 800 variations of more than 40 product lines, across both the Ruger and Marlin brands. For 75 years, Ruger has been a model of corporate and community responsibility. Our motto, “Arms Makers for Responsible Citizens®,” echoes our commitment to these principles as we work hard to deliver quality and innovative firearms.

The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in thousands)

	March 30, 2024	December 31, 2023

Assets

Current Assets
Cash	$15,807	$15,174
Short-term investments	99,486	102,485
Trade receivables, net	65,815	59,864

Gross inventories	139,876	150,192
Less LIFO reserve	(65,555)	(64,262)
Less excess and obsolescence reserve	(5,825)	(6,120)
Net inventories	68,496	79,810

Prepaid expenses and other current assets	8,971	14,062
Total Current Assets	258,575	271,395

Property, plant and equipment	464,080	462,397
Less allowances for depreciation	(396,325)	(390,863)
Net property, plant and equipment	67,755	71,534

Deferred income taxes	15,092	11,976
Other assets	43,555	43,912
Total Assets	$384,977	$398,817

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED) (Continued)

(Dollars in thousands, except per share data)

	March 30, 2024	December 31, 2023

Liabilities and Stockholders’ Equity

Current Liabilities
Trade accounts payable and accrued expenses	$29,675	$31,708
Contract liabilities with customers	30	149
Product liability	309	634
Employee compensation and benefits	14,002	24,660
Workers’ compensation	6,036	6,044
Total Current Liabilities	50,052	63,195

Employee compensation	871	1,685
Product liability accrual	60	46
Lease liability	2,038	2,170

Contingent liabilities	—	—

Stockholders’ Equity
Common Stock, non-voting, par value $1:
Authorized shares 50,000; none issued	—	—
Common Stock, par value $1:
Authorized shares – 40,000,000 2024 – 24,454,628 issued, 17,401,204 outstanding 2023 – 24,437,020 issued, 17,458,620 outstanding	24,455	24,437
Additional paid-in capital	47,289	46,849
Retained earnings	421,054	418,058
Less: Treasury stock – at cost 2024 – 7,053,424 shares 2023 – 6,978,400 shares	(160,842)	(157,623)
Total Stockholders’ Equity	331,956	331,721
Total Liabilities and Stockholders’ Equity	$384,977	$398,817

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three Months Ended
	March 30, 2024	April 1, 2023

Net firearms sales	$136,008	$148,893
Net castings sales	812	560
Total net sales	136,820	149,453

Cost of products sold	107,417	110,967

Gross profit	29,403	38,486

Operating expenses:
Selling	9,706	9,225
General and administrative	12,166	12,240
Total operating expenses	21,872	21,465

Operating income	7,531	17,021

Other income:
Interest income	1,355	1,214
Interest expense	(17)	(25)
Other income, net	178	282
Total other income, net	1,516	1,471

Income before income taxes	9,047	18,492

Income taxes	1,963	4,142

Net income and comprehensive income	$7,084	$14,350

Basic earnings per share	$0.41	$0.81

Diluted earnings per share	$0.40	$0.81

Weighted average number of common shares outstanding - Basic	17,434,178	17,678,686

Weighted average number of common shares outstanding - Diluted	17,640,268	17,788,653

Cash dividends per share	$0.23	$5.42

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	Three Months Ended
	March 30, 2024	April 1, 2023

Operating Activities
Net income	$7,084	$14,350
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	5,833	6,536
Stock-based compensation	1,082	1,134
Gain on sale of assets	—	(2)
Deferred income taxes	(3,116)	(79)
Changes in operating assets and liabilities:
Trade receivables	(5,951)	223
Inventories	11,314	3,038
Trade accounts payable and accrued expenses	(2,057)	(2,908)
Contract liability with customers	(119)	82
Employee compensation and benefits	(11,480)	(12,739)
Product liability	(311)	232
Prepaid expenses, other assets and other liabilities	5,066	(6,766)
Income taxes payable	—	2,183
Cash provided by operating activities	7,345	5,284

Investing Activities
Property, plant and equipment additions	(1,788)	(1,652)
Proceeds from sale of assets	—	3
Purchases of short-term investments	(39,488)	(54,976)
Proceeds from maturities of short-term investments	42,487	92,081
Cash provided by investing activities	1,211	35,456

Financing Activities
Remittance of taxes withheld from employees related to share-based compensation	(624)	(2,103)
Repurchase of common stock	(3,219)	—
Dividends paid	(4,080)	(95,758)
Cash used for financing activities	(7,923)	(97,861)

Increase (decrease) in cash and cash equivalents	633	(57,121)

Cash and cash equivalents at beginning of period	15,174	65,173

Cash and cash equivalents at end of period	$15,807	$8,052

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding its financial results, the Company refers to various United States generally accepted accounting principles (“GAAP”) financial measures and two non-GAAP financial measures, EBITDA and EBITDA margin, which management believes provides useful information to investors. These non-GAAP financial measures may not be comparable to similarly titled financial measures being disclosed by other companies. In addition, the Company believes that the non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. The Company believes that EBITDA and EBITDA margin are useful to understanding its operating results and the ongoing performance of its underlying business, as EBITDA provides information on the Company’s ability to meet its capital expenditure and working capital requirements, and is also an indicator of profitability. The Company believes that this reporting provides better transparency and comparability to its operating results. The Company uses both GAAP and non-GAAP financial measures to evaluate the Company’s financial performance.

EBITDA is defined as earnings before interest, taxes, and depreciation and amortization. The Company calculates this by adding the amount of interest expense, income tax expense, and depreciation and amortization expenses that have been deducted from net income back into net income, and subtracting the amount of interest income that was included in net income from net income to arrive at EBITDA. The Company calculates EBITDA margin by dividing EBITDA by total net sales.

Non-GAAP Reconciliation – EBITDA

EBITDA

(Unaudited, dollars in thousands)

	Three Months Ended
	March 30, 2024	April 1, 2023

Net income	$7,084	$14,350

Income tax expense	1,963	4,142
Depreciation and amortization expense	5,833	6,536
Interest income	(1,355)	(1,214)
Interest expense	17	25
EBITDA	$13,542	$23,839
EBITDA margin	9.9%	16.0%